EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated:  February 14, 2011

OBERWEIS ASSET MANAGEMENT, INC.

By:      /s/ Patrick B. Joyce
     Patrick B. Joyce
     Executive Vice President

JAMES D. OBERWEIS

/s/ James D. Oberweis

JAMES W. OBERWEIS

/s/ James W. Oberweis